EXHIBIT 99.1

    Cox Technologies, Inc. Announces Asset Purchase Agreement and
                    Pending Sale to Sensitech Inc.

   BELMONT, N.C.--(BUSINESS WIRE)--Dec. 15, 2003--On December 12, 2003, Cox Technologies, Inc. (COXT.OB) entered into an Asset Purchase Agreement with Sensitech Inc. and its wholly owned subsidiary Cox Acquisition Corp., pursuant to which Sensitech will acquire substantially all the assets and business of Cox Technologies.
   Subject to the terms and conditions of the Asset Purchase Agreement, Sensitech will pay approximately $10,532,000 to Cox Technologies in exchange for substantially all of the assets of Cox Technologies exclusive of the Vitsab product line, cash and certain furniture and equipment. Of the $10,532,000 purchase price $10,240,000 is payable in cash with the remainder being paid through the assumption of an estimated $292,000 in assumed payables. The purchase price will be adjusted based on changes in the amount of receivables, inventory, payables, product claims and customer commitments.
   The sale is subject to approval by the Cox Technologies shareholders. Subject to receipt of shareholder approval and satisfaction of other closing conditions contained in the Asset Purchase Agreement, it is anticipated that the sale will be consummated in the first quarter of 2004.
   In connection with the negotiation of the asset sale, Cox Technologies has agreed to continue manufacturing products for Sensitech during a transition period to end no later than June 1, 2004. After the closing of the asset sale and following expiration of those manufacturing obligations, and subject to approval by its shareholders, Cox Technologies will wind up its operating business, effect a complete liquidation and dissolution of the Company, and distribute any remaining cash to its shareholders.
   Based upon receipt of the purchase price for the assets by Cox Technologies, the current level of cash and other limited assets of Cox Technologies that will not be transferred to Sensitech in the sale, and the estimated costs of liquidation, it is anticipated that the aggregate distributions payable to the Cox Technologies shareholders in the dissolution process will be between $.15 and $.19 per share. It is expected that the liquidation and final distribution to Cox Technologies shareholders will be completed during the third or fourth calendar quarter of 2004.
   Brian D. Fletcher, Co-Chief Executive Officer of Cox Technologies stated "We are committed to continuing to serve the needs of our loyal customers until the consummation of the transaction, as well as supporting Sensitech after the closing date to ensure a smooth transition for all of our customers."
   Eric B. Schultz, Chairman and Chief Executive Officer of Sensitech stated "We have great respect and admiration for Cox Technologies, and we look forward to continuing Cox's tradition of excellent service to their customers in the future."

   About Cox Technologies

   Cox Technologies is primarily engaged in the business of producing and distributing graphic and electronic transit temperature recording instruments, both domestically and internationally. These temperature recorders are marketed under the trade name Cox Recorders and produce a record that is documentary proof of temperature conditions. The Company also produces and markets Vitsab "smart label" technology.

   About Sensitech

   Sensitech is a leading provider of cold chain monitoring, management and information solutions serving the worldwide perishable product supply chain. The company markets and sells its services to a broad range of customers in the food and pharmaceutical industries who are committed to protecting the freshness, integrity and efficacy of their temperature-sensitive products. The company has been named three times to the Deloitte and Touche Technology Fast 500 and twice to the Inc. 500. Sensitech is headquartered in Beverly, Massachusetts, and has offices in Redmond, Washington, Fresno, California, and Calgary, Alberta.
   Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to the amount of the purchase price as adjusted, approval of the sale by Cox Technologies' shareholders, satisfaction of other closing conditions to the sale, timing of the closing of the sale, approval of the dissolution by the Cox Technologies shareholders and the amount and timing of payments that may be made in the liquidation and dissolution process. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that may cause actual results to differ materially from those set forth or reflected in the forward-looking statements, including, without limitation: the risk that the sale and/or the dissolution may not be consummated in a timely manner, on the terms described above, or at all; the discretion of the Cox Technologies' shareholders in approving the sale and/or the dissolution; changes in the value of the assets and liabilities transferred to Sensitech and retained by Cox Technologies; performance of the business of Cox Technologies prior to the closing of the sale; delays in distributions to Cox Technologies shareholders and reduced distributions due to unexpected liabilities and the inability to settle obligations to creditors; delays in distributions due to the timing of sales of non-cash assets, claim settlements with creditors and the amounts paid out under warranty claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. Cox Technologies undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Cox Technologies Inc., Belmont
             Kurt C. Reid, 704-825-8146